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                                                                EXHIBIT 99.1

                                  NEWS RELEASE
                                  ------------


CONTACTS:
Steven Wishner                             Sherry Lang
Vice President                             Assistant Vice President
Treasurer                                  Investor Relations


                             FOR IMMEDIATE RELEASE
                          (Monday, November 20, 1995)


           THE TJX COMPANIES, INC. CONSUMMATES MARSHALLS ACQUISITION
           ---------------------------------------------------------

         Framingham, MA -- The TJX Companies, Inc. (NYSE:TJX), parent company of the leading off-price apparel retailer T.J. Maxx, today announced that it has completed its acquisition of Marshalls, the off-price family apparel retailer, from Melville Corporation. The acquisition was completed under previously announced terms and Marshalls will be consolidated into TJX's reported financial results beginning November 18, 1995.

         Bernard Cammarata, President and Chief Executive Officer of The TJX Companies, Inc. commented, "This is a great moment in the history of our Company. Bringing T.J. Maxx and Marshalls together enables TJX to capitalize on the dynamic synergies that exist between these two businesses. In what continues to be a difficult retail environment, the acquisition accomplishes three major objectives; it enables us to lower the combined expenses of these businesses, enhance our buying power significantly and reduce the over capacity of retail real estate in this country. These economies of scale and efficiencies of operation will allow us to lower prices for our customers and re-establish the value differential between us and other retailers on quality, brand name merchandise. Further, we firmly believe that the economies achieved through this acquisition will directly benefit TJX's EPS growth and thus, shareholder value."

         Cammarata concluded, "In the short time since we announced our intent to acquire Marshalls, we have had the opportunity to meet with many associates at Marshalls and we are extremely impressed with this organization. We are very excited about the prospectts of bringing T.J. Maxx and Marshalls associates together to form what we believe will be one of the strongest retail organizations in the industry."

         The TJX Companies, Inc. is the largest off-price specialty apparel retailer, with 581 T.J. Maxx stores, 501 Marshalls stores, the nation's leading women's fashion off-price catalog Chadwick's of Boston, 49 Winners Apparel Ltd. off-price family apparel stores in Canada, and 24 HomeGoods off-price home fashions stores. TJX is also developing T.K. Maxx, an off-price apparel concept operating 8 stores in the United Kingdom.


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